Exhibit 99.1

XenoPort Reports Third Quarter Financial Results

Reports Significant Year-Over-Year HORIZANT Sales Growth

SANTA CLARA, Calif.--(BUSINESS WIRE)--November 4, 2014--XenoPort, Inc. (Nasdaq: XNPT) announced today financial results for the third quarter and nine months ended September 30, 2014. Revenues for the third quarter were $31.1 million compared to $2.5 million for the same period in 2013. Revenues for the third quarter included $25.0 million in collaboration revenue resulting from XenoPort’s license agreement with Reckitt Benckiser Pharmaceuticals, Inc. Net income for the third quarter was $8.3 million compared to a net loss of $18.8 million for the same period in 2013. At September 30, 2014, XenoPort had cash, cash equivalents and short-term investments of $113.4 million.

XenoPort Business Updates

The following key events occurred since the beginning of the third quarter of 2014:

  Net product sales for HORIZANT® (gabapentin enacarbil) Extended-Release Tablets were $5.6 million for the third quarter, an increase of 177% compared to the third quarter of 2013 and 15% compared to the second quarter of 2014.
  The nationwide total of HORIZANT prescribed tablets for the third quarter increased by 110% compared to the third quarter of 2013 and 17% compared to the second quarter of 2014.
  In October, XenoPort completed expansion of the HORIZANT NeuroHealth Sales team and is now promoting HORIZANT in approximately 65 territories in the United States.
  XenoPort announced an agreement with the National Institute on Alcohol Abuse and Alcoholism (NIAAA) under which the NIAAA will conduct a clinical trial of HORIZANT as a potential treatment for alcohol use disorder (AUD). Under the terms of the agreement, XenoPort will supply clinical trial material and the NIAAA will conduct and pay all other expenses associated with the proposed clinical trial of HORIZANT. XenoPort will have access to study results generated under the proposed clinical trial to support any potential regulatory filings for HORIZANT as a potential treatment for AUD.
  XenoPort presented XP23829 data at the 2014 Joint ACTRIMS-ECTRIMS Meeting in Boston. Data included the results from a clinical trial evaluating the safety, tolerability and pharmacokinetics of XP23829, an investigational prodrug of monomethyl fumarate (MMF).
  In connection with its license agreement with Reckitt, XenoPort recognized revenue of $25.0 million in the third quarter of 2014, of which a $5.0 million payment was received in July 2014 after the delivery of specified materials to Reckitt.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “We are excited by the progress we made in the third quarter in both our development and commercial programs. Enrollment of patients in our Phase 2 XP23829 clinical trial is proceeding according to plan, with an estimated availability of top-line data in the third quarter of 2015. Our efforts to educate healthcare providers and patients about HORIZANT are yielding continued prescription and revenue growth. With the expanded HORIZANT sales effort in place as of October 1, we anticipate continued growth of HORIZANT sales.”

Dr. Barrett continued, “We are also gratified that the NIAAA has chosen to study HORIZANT as a potential treatment for AUD, a disorder that affects millions of patients in the U.S. Success in potentially obtaining regulatory approval for this indication could lead to meaningful expansion of the commercial opportunity for HORIZANT.”

XenoPort Third Quarter and Nine-Month Financial Results

Revenues for the third quarter and nine months ended September 30, 2014 were $31.1 million and $39.8 million, respectively, compared to $2.5 million and $5.1 million for the same periods in 2013. The increase in total revenues for the three and nine months ended September 30, 2014, compared to the same periods in 2013, was primarily due to the recognition of $25.0 million in collaboration revenue resulting from the Reckitt licensing agreement during the third quarter of 2014. The increases were also due to increased HORIZANT net product sales. HORIZANT net product sales increased to $5.6 million for the third quarter of 2014 compared to $2.0 million for the third quarter of the prior year and increased to $13.5 million for the nine months ended September 30, 2014 compared to $3.7 million for the same period of the prior year.

Research and development expenses for the third quarter and nine months ended September 30, 2014 were $6.6 million and $16.5 million, respectively, compared to $6.0 million and $29.6 million for the same periods in 2013. Research and development expenses were relatively constant for the third quarter of 2014 compared to the third quarter of the prior year. The decrease in research and development expenses in the nine months ended September 30, 2014, compared to the same period in 2013, was due to decreased net costs for arbaclofen placarbil (AP), resulting primarily from the termination of further development of AP as a potential treatment for spasticity in patients with multiple sclerosis (MS) in 2013, as well as decreased personnel costs, partially offset by increased net costs for XP23829 development.

Selling, general and administrative expenses for the third quarter and nine months ended September 30, 2014 were $15.6 million and $53.2 million, respectively, compared to $14.9 million and $41.5 million for the same periods in 2013. Selling, general and administrative expenses were relatively constant for the third quarter of 2014 compared to the third quarter of the prior year. The increase in selling, general and administrative expenses in the nine months ended September 30, 2014, compared to the same period in 2013, was principally due to costs related to the commercialization and promotion of HORIZANT.

Net income for the third quarter of 2014 was $8.3 million compared to a net loss of $18.8 million for the same period in 2013. Net loss for the nine months ended September 30, 2014 was $31.7 million compared to a net loss of $66.7 million for the same period in 2013. Basic and diluted net income per share were both $0.13 in the third quarter of 2014 versus basic and diluted net loss per share of $0.39 for the same period in the prior year. For the nine months ended September 30, 2014, basic and diluted net loss per share were both $0.52 versus basic and diluted net loss per share of $1.41 for the same period in 2013.

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide general business updates. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 15141774.

The replay of the conference call may be accessed after 8:00 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 855-859-2056 for domestic callers, or 404-537-3406 for international callers. The reference number to enter the replay of the call is 15141774. Dial-in access to the replay of the call will be available for approximately one week, and the Internet replay of the call will be available for approximately one month following the live call.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing and commercializing a portfolio of internally discovered product candidates for the potential treatment of neurological disorders. XenoPort is currently commercializing HORIZANT in the United States and developing its novel fumaric acid ester product candidate, XP23829, as a potential treatment for patients with moderate-to-severe chronic plaque-type psoriasis and/or relapsing forms of MS. REGNITE® (gabapentin enacarbil) Extended-Release Tablets is being marketed in Japan by Astellas Pharma Inc. XenoPort granted exclusive world-wide rights for the development and commercialization of its clinical-stage oral product candidate, arbaclofen placarbil, to Reckitt Benckiser Pharmaceuticals, Inc. for all indications. XenoPort's pipeline of product candidates also includes a potential treatment for patients with Parkinson's disease.

To learn more about XenoPort, please visit the Web site at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to potential clinical development of HORIZANT by the NIAAA; the suitability of HORIZANT as a potential treatment for AUD; any potential regulatory filings and approval for HORIZANT as a potential treatment for AUD; anticipated continued growth of HORIZANT sales and the potential expansion of the commercial opportunity for HORIZANT; the estimated availability of top-line Phase 2 XP23829 clinical data in the third quarter of 2015; the suitability of XP23829 as a potential treatment for moderate-to-severe chronic plaque-type psoriasis and/or relapsing forms of MS; and the therapeutic and commercial potential of XenoPort's product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “anticipate,” “could,” “estimated,” “plan,” “potential,” “proposed,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to XenoPort’s relative lack of commercialization experience and its ability to successfully market and sell HORIZANT, including XenoPort’s ability to maintain sales, marketing, distribution, supply chain and other sufficient capabilities to sell HORIZANT; XenoPort's dependence on the success of its strategies for HORIZANT commercialization, promotion and distribution, as well as its ability to successfully execute on these activities and to comply with applicable laws, regulations and regulatory requirements; the competitive environment for and the degree of market acceptance of HORIZANT; obtaining appropriate pricing and reimbursement for HORIZANT in an increasingly challenging environment; the difficulty and uncertainty of pharmaceutical product development and the uncertain results and timing of clinical trials and other studies, including the risk that success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and that the results of clinical trials by other parties may not be indicative of the results in trials that XenoPort may conduct; XenoPort’s ability to successfully advance XP23829 development and to conduct clinical trials in the anticipated timeframes, or at all; the NIAAA's ability to successfully conduct the proposed clinical trial of HORIZANT in the anticipated timeframe, or at all; the risk that the completion of clinical trials for XP23829 or HORIZANT may be delayed or terminated as a result of many factors, including delays in patient enrollment; the risk that XP23829 will require significant additional clinical testing prior to any possible regulatory approvals and failure could occur at any stage of its development; the risk that XenoPort and/or the NIAAA may be required to conduct significant additional clinical testing of HORIZANT prior to any HORIZANT label expansion to include the AUD indication; the uncertainty of the U.S. Food and Drug Administration’s review process and other regulatory requirements; the risk that even if HORIZANT is approved for the treatment of AUD, XenoPort may be unable to, or may otherwise be unsuccessful in, expanding the commercial opportunity for HORIZANT; XenoPort’s dependence on collaborative partners; the availability of resources to develop XenoPort’s product candidates and support XenoPort’s operations; and the uncertain therapeutic and commercial value of XenoPort’s product candidates. These and other risk factors are discussed under the heading "Risk Factors" in XenoPort’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the Securities and Exchange Commission on August 7, 2014. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

HORIZANT, REGNITE and XENOPORT are registered trademarks of XenoPort, Inc.

XNPT2F

XENOPORT, INC.
BALANCE SHEETS (In thousands)

	September 30,	December 31,
	2014	2013
	(Unaudited)

Current assets:
Cash and cash equivalents	$21,853	$20,584
Short-term investments	91,519	38,074
Accounts receivable	2,355	939
Inventories	1,295	1,262
Prepaids, restricted investments and other current assets	5,039	2,826
Total current assets	122,061	63,685
Property and equipment, net	2,370	2,552
Long-term inventories	9,488	10,185
Restricted investments and other assets	175	2,119
Total assets	$134,094	$78,541
Liabilities:
Current liabilities	$14,020	$10,069
Noncurrent liabilities	14,286	14,779
Total liabilities	28,306	24,848
Stockholders’ equity:
Common stock	62	48
Additional paid-in capital and other	674,885	591,128
Accumulated deficit	(569,159)	(537,483)
Total stockholders’ equity	105,788	53,693
Total liabilities and stockholders’ equity	$134,094	$78,541

XENOPORT, INC.
STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2014	2013	2014	2013
	(In thousands, except per share amounts)
Revenues:
Product sales, net	$5,648	$2,037	$13,525	$3,677
Collaboration revenue	25,284	379	25,850	1,137
Royalty revenue	136	111	402	258
Total revenues	31,068	2,527	39,777	5,072
Operating expenses:
Cost of product sales	560	305	1,589	554
Research and development*	6,641	6,047	16,501	29,636
Selling, general and administrative*	15,555	14,928	53,191	41,451
Total operating expenses	22,756	21,280	71,281	71,641
Income (loss) from operations	8,312	(18,753)	(31,504)	(66,569)
Interest income	70	43	185	182
Interest expense	(123)	(106)	(357)	(358)
Net income (loss)	$8,259	$(18,816)	$(31,676)	$(66,745)
Basic and diluted net income (loss) per share	$0.13	$(0.39)	$(0.52)	$(1.41)
Shares used to compute basic net income (loss) per share	62,219	47,691	60,367	47,471
Shares used to compute diluted net income (loss) per share	62,447	47,691	60,367	47,471

* Includes employee non-cash stock-based compensation as follows:
Research and development	$525	$618	$1,849	$2,523
Selling, general and administrative	1,520	1,851	5,305	5,785
Total non-cash stock-based compensation expense	$2,045	$2,469	$7,154	$8,308

CONTACT:
Company Contact:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com